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                                 July 11, 2006





Mr. Joshua Ravitz, Staff Attorney
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

      Re:      Volkswagen Auto Lease Underwritten Funding, LLC
               VW Credit Leasing, Ltd.
               Amendment No. 2 to Registration Statement on Form S-3 File No. 333-133770 (the "Registration Statement")
               -----------------------------------------------------


Ladies and Gentlemen:

         On behalf of Volkswagen Auto Lease Underwritten Funding, LLC and VW Credit Leasing, Ltd. (the "Registrants"), I hereby request that, pursuant to Rule 461 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities and Exchange Commission (the "Commission") take such action as is necessary to declare the above referenced Registration Statement effective by 3:00 p.m. (Eastern time) on July 13, 2006 or as soon as thereafter practicable.

         The Registrants acknowledge that should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing; the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Registrants from their full responsibility for the adequacy and accuracy of the disclosure in the filing; and the Registrants may not assert this action as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                       ***



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                                           Very truly yours,

                                           VOLKSWAGEN AUTO LEASE
                                           UNDERWRITTEN FUNDING, LLC



                                           By: /s/ Martin Luedtke
                                           Name:  Martin Luedtke
                                           Title: President



                                           By: /s/ Timothy Flaherty
                                           Name:  Timothy Flaherty
                                           Title: Assistant Treasurer


                                           VW CREDIT LEASING, LTD.,
                                           by VW CREDIT INC., AS SERVICER



                                           By: /s/ Kevin Kelly
                                           Name:  Kevin Kelly
                                           Title: President & CEO



                                           By: /s/ Timothy Flaherty
                                           Name:  Timothy Flaherty
                                           Title: Assistant Treasurer